UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________

FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2024

FORUM ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35504	61-1488595
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10344 Sam Houston Park Drive	Suite 300	Houston	TX	77064
(Address of Principal Executive Offices)				(Zip Code)

281	949-2500
Registrant's telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FET	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On November 8, 2024 (the “Closing Date”), Forum Energy Technologies, Inc. (“Forum”) completed its previously announced offering (the “Offering”) of USD $100 million aggregate principal amount of 10.50% senior secured bonds (the “Bonds”). The Bonds were privately placed, at an issue price of par, in accordance with U.S. securities laws in the United States and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The net proceeds of approximately $96 million from the Offering, together with cash on hand, were used to repay all borrowings outstanding under the seller term loan issued in connection with the acquisition of Variperm Energy Services and are also being used to redeem in full all outstanding 9.000% Convertible Senior Secured Notes due 2025 (the “2025 Notes”). The 2025 Notes will be redeemed on December 8, 2024, and Forum has discharged its obligations under the indenture governing the 2025 Notes.
The Bonds were issued pursuant to the Bond Terms, dated as of November 5, 2024 (the “Bond Terms”), between Forum and Nordic Trustee AS, as bond trustee and security agent (the “Bond Trustee”). An application will be made for the Bonds to be listed on the Nordic ABM or another specified exchange. The Bonds are Forum’s senior secured obligations and will, within 60 business days following the Closing Date, be joint and severally guaranteed on a senior secured basis by each of Forum’s present and future direct and indirect domestic subsidiaries that guarantees its indebtedness under its senior secured asset-based lending facility and certain of Forum’s foreign subsidiaries.
The Bonds will mature on November 7, 2029. Interest on the Bonds will accrue at a rate of 10.50% per annum payable semi-annually in arrears on May 7 and November 7 of each year in cash, beginning May 7, 2025. Prepayment of the Bonds prior to May 7, 2027 requires the payment of make-whole amounts, and prepayments on or after that date are subject to prepayment premiums that decline over time.
The Bonds contain the following financial covenants: (i) a maximum leverage ratio of 4.0x; and (ii) a minimum liquidity test equal to USD $25 million, in each case, for Forum and its consolidated subsidiaries. The Bond Terms also contain certain equity cure rights with respect to such financial covenants. The Bonds are also subject to negative covenants as set forth in the Bond Terms.
Upon the occurrence of certain change of control events, as specified in the Bond Terms, each holder of the Bonds will have the right to require that Forum repurchase all or some of such holder’s Bonds in cash at a purchase price equal to 101% of the aggregate principal amount thereof.
The Bond Terms contain certain customary events of default, including, among other things: (i) default in the payment of any amount when due; (ii) default in the performance or breach of any other covenant in the Finance Documents, as defined in the Bond Terms, which default continues uncured for a period of 20 business days after the earlier of (1) Forum’s actual knowledge of such event or (2) Forum’s receipt of notice from the Bond Trustee; and (iii) certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Forum.
The foregoing description of the Bond Terms is a summary only and is qualified in its entirety by reference to the full text of the Bond Terms, which is attached as Exhibit 4.1 to this Current Report on Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 7.01 Regulation FD Disclosure.
On November 11, 2024, Forum issued a press release announcing the consummation of the Offering, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, shall not otherwise be subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing under the Securities Act unless specifically identified therein as being incorporated therein by reference. The furnishing of this communication is not intended to constitute a representation that such information is required by Regulation FD or that the material it contains include material information that is not otherwise publicly available.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit Title or Description
4.1	Bond Terms for 10.50% Senior Secured Bonds due 2029, dated November 5, 2024, by and between Forum Energy Technologies, Inc. and Nordic Trustee AS, as bond trustee and security agent.
99.1	Press Release, dated November 11, 2024, announcing the closing of the Offering.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2024	FORUM ENERGY TECHNOLOGIES, INC.
/s/ John C. Ivascu
John C. Ivascu
Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary